Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC.
DECLARES QUARTERLY CASH DIVIDEND

DECEMBER 17, 2007 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) announced today that its board of directors (the “Board”) has declared a quarterly cash dividend, for the period from October 1, 2007 to December 31, 2007, in the amount of $0.42 per share, payable on or about January 15, 2008, to stockholders of record as of December 31, 2007.  Such quarterly amount is equivalent to a rate of $1.68 per share on an annual basis.

The declaration of dividends by the Board is subject to the terms of the Agreement and Plan of Merger, dated as of July 2, 2007, by and among Reddy Ice Holdings, Inc., Frozen, LLC, a Delaware limited liability company, Hockey Parent Inc., a Delaware corporation and Hockey Mergersub, Inc., a Delaware corporation, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 30, 2007 (as amended, the “Merger Agreement”).  Pursuant to the Merger Agreement, Reddy Ice has been notified that a merger would not close prior to December 31, 2007, as a result of which Reddy Ice is permitted under the Merger Agreement to declare the dividend described above.

Company Information and Forward-Looking Statements

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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